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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Brown                          Robert                G.
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   (Last)                           (First)             (Middle)

     c/o SPAR Group, Inc.
     White Plains Road
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                                    (Street)

   Tarrytown                        New York             10591
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     SPAR Group, Inc. ("SGRP")
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     August 31, 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [X]  Other (specify below)

                Chairman, Chief Executive Officer and President
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
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

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                          6.
                                                              4.                           5.             Owner-
                                                              Securities Acquired (A) or   Amount of      ship
                                   2A.         3.             Disposed of (D)              Securities     Form:      7.
                                   Deemed      Transaction    (Instr. 3, 4 and 5)          Beneficially   Direct     Nature of
                    2.             Execution   Code           --------------------------   Owned at End   (D) or     Indirect
1.                  Transaction    Date, if    (Instr. 8)                (A)               of Month       Indirect   Beneficial
Title of Security   Date           any         -----------     Amount     or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)          (mm/dd/yy)     (mm/dd/yy)   Code   V                 (D)               and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/06/2002                  P                 200    A       $2.29                     I           (1)
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Common Stock,
par value $.01      08/06/2002                  P                 300    A       $2.29                     I           (1)
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Common Stock,
par value $.01      08/09/2002                  P                 300    A       $2.29                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/12/2002                  P                 200    A      $2.309                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/12/2002                  P                 200    A       $2.30                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/13/2002                  P                 300    A       $2.31                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/14/2002                  P                 200    A       $2.32                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/15/2002                  P                 300    A       $2.34                     I           (1)
====================================================================================================================================

                                                                          (Over)

                                                                                                          6.
                                                              4.                           5.             Owner-
                                                              Securities Acquired (A) or   Amount of      ship
                                   2A.         3.             Disposed of (D)              Securities     Form:      7.
                                   Deemed      Transaction    (Instr. 3, 4 and 5)          Beneficially   Direct     Nature of
                    2.             Execution   Code           --------------------------   Owned at End   (D) or     Indirect
1.                  Transaction    Date, if    (Instr. 8)                (A)               of Month       Indirect   Beneficial
Title of Security   Date           any         -----------     Amount     or     Price     (Instr. 3      (I)        Ownership
(Instr. 3)          (mm/dd/yy)     (mm/dd/yy)   Code   V                 (D)               and 4)         (Instr.4)  (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/15/2002                  P                 200    A      $2.349                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/19/2002                  P                 500    A       $2.15                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/20/2002                  P                 300    A      $2.399                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/20/2002                  P                 500    A       $2.28                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/20/2002                  P                 200    A      $2.399                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/21/2002                  P                 100    A       $2.40                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/21/2002                  P                 200    A       $2.32                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/22/2002                  P                 200    A       $2.34                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/23/2002                  P                 300    A       $2.34                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/23/2002                  P                 100    A      $2.349                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/26/2002                  P                 400    A       $2.35                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/26/2002                  P                 500    A       $2.40                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/27/2002                  P                 200    A      $2.449                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value $.01      08/28/2002                  P                 500    A       $2.30                     I           (1)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            2,076,650      I       (1)(2)(3)(4)(5)
------------------------------------------------------------------------------------------------------------------------------------

                                                                                            6,219,282      I           (4)(5)
====================================================================================================================================

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
            2.                                                6.                                          Deriv-    of
            Conver-                              5.           Date              7.                        ative     Deriv-   11.
            sion                                 Number of    Exercisable       Title and Amount          Secur-    ative    Nature
            or                                   Derivative   and               of Underlying     8.      ities     Secur-   of
            Exer-                        4.      Securities   Expiration Date   Securities        Price   Bene-     ity:     In-
            cise    3.       3A.         Trans-  Acquired (A) (Month/Day/Year)  (Instr. 3 and 4)  of      ficially  Direct   direct
            Price   Trans-   Deemed      action  or Disposed  ----------------  ----------------  Deriv-  Owned     (D) or   Bene-
1.          of      action   Execution   Code    of(D)                                    Amount  ative   at End    In-      ficial
Title of    Deriv-  Date     Date, if    (Instr. (Instr. 3,                               or      Secur-  of        direct   Owner-
Derivative  ative   (Month/  any         8)      4 and 5)     Date     Expira-            Number  ity     Month     (I)      ship
Security    Secur-  Day/     (Month/Day  ------  -----------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     Year)    Year)       Code V    (A)  (D)   cisable  Date     Title     Shares  5)      4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

(1) Owned as Trustee under Defined Benefit Pension Trust of SP/R, Inc. (f/k/a SPAR/Burgoyne, Inc.)
(2) Owned as Trustee under Grantor Trust I of Robert G. Brown Dated March 22, 1999 for the benefit of Reporting Person's children.
(3) Owned as Trustee under Grantor Trust I of Robert G. Brown Dated March 22, 1999 for the benefit of Reporting Person's children.
(4) Owned directly by Robert G. Brown. Includes 95,741 shares issuable upon the exercise of options that are either currently exercisable or exercisable within 60 days of this filing.
(5) Reflects an aggregate purchase of 900 shares on August 29, 2002 and August 30, 2002 reported on Form 4 Statement of Changes in Beneficial Ownership filed with the Commission on September 4, 2002.


/s/ Lawrence David Swift                                      09/05/02
---------------------------------------------            -------------------
**Signature of Reporting Person                                 Date
Lawrence David Swift, as attorney-in-fact under
Confirming Statement dated July 15, 1999.

*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.